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BISYS(R)

                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                                               CONTACT:

                                                                  Lynn J. Mangum
                                                                  Chairman & CEO
                                                                    973-812-8600

                                                           The BISYS Group, Inc.
                                                                   (NASDAQ:BSYS)


                BISYS EXPANDS CHECK IMAGING LEADERSHIP POSITION;
               ANNOUNCES AGREEMENT TO ACQUIRE GREENWAY CORPORATION


LITTLE FALLS, NJ (August 24, 1998) - The BISYS Group, Inc. today announced it has entered into a definitive agreement to acquire Georgia-based Greenway Corporation, a check imaging software provider, in a stock for stock transaction valued at approximately $47.5 million. The acquisition will further enhance the leadership position of BISYS in this rapidly emerging marketplace. BISYS acquired the market leader in check imaging, Document Solutions, Inc., in May of 1995.

BISYS chairman and CEO Lynn J. Mangum said, "The combination of BISYS Document Solutions and Greenway makes a clear statement of our excitement about this expanding but still relatively untapped marketplace. Check imagining is a proven technology enabling banks to improve efficiency, reduce costs, better serve customers, and generate new sources of income." Mangum noted that BISYS intends to leverage the expanded technology and sales resources resulting from the acquisition to further accelerate its domestic market penetration of bank check imaging. "Greenway is also well-positioned internationally with potential sales opportunities in Asia and South America", according to Mangum.

Greenway chairman Thomas Green expressed his excitement about joining forces with BISYS. "We share the BISYS vision of the expanding check imaging marketplace and increasing demand," Green noted. Greenway has rapidly grown to over 100 installations in less than three years. Greenway's growth was fueled by telemarketing to smaller community banks to inform them of the benefits of check imaging according to Green. "Greenway was able to cost justify and then deliver check imaging to smaller
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institutions who previously never thought they could afford the same capabilities as the money center banks," said Green.

BISYS Document Solutions president Tedd Wilson echoed Green's enthusiasm on the merger. "Our combined product offering will give banks the expertise of over 600 check imaging installations and a state of the art Windows(R) NT platform. Wilson expressed excitement over Greenway's research and development efforts and stated, "Greenway is creating the next generation of check imaging software. Our suite of products meets the needs of the marketplace from start-up banks to major institutions," according to Wilson. "We offer banks a competitive edge not only in increasing back office efficiency but also in providing innovative capabilities like Internet access to their customers' checks," Wilson continued.

Diogo Teixeira, president of The Tower Group, a leading technology research firm, estimates under 20% of banks with less than $2 billion in assets have installed check imaging products. Teixeira further states, "Bank demand for check image technology is growing rapidly. New installations are growing at a current annual rate in excess of 25% and we expect this trend to continue."

The transaction will be accounted for as a purchase and is expected to close within 30 days. BISYS expects to allocate approximately 65% of the purchase price to in-process research and development costs which will result in a non-recurring charge in the first fiscal quarter ending September 30, 1998.

The BISYS Group, Inc., headquartered in Little Falls, NJ, supports more than 9,000 financial institutions and corporate clients through its integrated business units. BISYS provides technology outsourcing, check imaging applications, and brokerage services to more than 1,000 financial institutions nationwide; distributes and administers over 60 families of mutual funds consisting of more than 900 portfolios; provides retirement plan services to over 6,500 companies in partnership with 30 of the nation's leading bank and investment management companies; and provides insurance distribution solutions, Internet/telephone marketing, enterprise-wide networking services, and loan/deposit product pricing research. BISYS trades on NASDAQ under the symbol BSYS.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties


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that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices, and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission.


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